Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-231986) of Park Aerospace Corp. of our report dated May 12, 2023, relating to the consolidated financial statements of Park Aerospace Corp. and Subsidiaries as of February 26, 2023 and February 27, 2022 and for each of the years in the three-year period ended February 26, 2023, February 27, 2022 and February 28, 2021, which report is included in the Annual Report on Form 10-K of Park Aerospace Corp. for the year ended February 26, 2023.

/s/ CohnReznick LLP

Parsippany, New Jersey

May 12, 2023